COTY ANNOUNCES APPOINTMENT OF LUBOMIRA ROCHET TO ITS BOARD OF DIRECTORS

NEW YORK, JANUARY 06, 2023 – Today, Coty (NYSE: COTY), one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care, announced the appointment of Lubomira Rochet to its Board of Directors, effective January 2, 2023.

Lubomira Rochet is a Partner at JAB Holding Company and brings over twenty years of experience in business and digital transformation. She previously served as Chief Digital Officer and member of the Executive Committee at L’Oréal for seven years (2014-2021), where she transformed the cosmetics company to a “digital-first” business across 35 international beauty brands and 120 markets. Rochet’s work and impact was recognized in 2019, when she was named the “Marketer of the Year” by the World Federation of Advertisers.

Before joining L’Oréal, Rochet also served in management positions at CapGemini and Microsoft. In 2010, she became Deputy CEO of Valtech, a leading digital marketing agency, where she worked across a variety of sectors, including luxury, fashion and FMCG, to accelerate their digital, data and tech transformation.

Sue Y. Nabi, Coty’s CEO, said: “We are delighted to welcome Lubomira to our board of directors. Her deep industry experience and extensive track record of driving digital transformation will be an invaluable asset as we enhance our omnichannel approach. I look forward to working closely with Lubomira in the future and to harnessing her valuable perspective and insights on the future of digital integration for the industry and our business.”

Today’s appointment increases female representation on Coty’s Board of Directors to 50 percent and the total number of directors to twelve. Coty’s five-member Executive Committee, led by CEO Sue Y. Nabi, already holds female-majority.

About Coty Inc.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

For more information, please contact:

Investor Relations
Olga Levinzon
+1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther
+31 621 394495
Antonia_Werther@cotyinc.com